Exhibit 99

                     Sypris Reports Second Quarter
                 Results; Declares Quarterly Dividend

         Outlook Unchanged Pending Approval of Dana Settlement


    LOUISVILLE, Ky.--(BUSINESS WIRE)--August 2, 2007--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue of $116.2 million for the second quarter compared to $132.2 million for the prior year period. The Company reported a net loss of $2.3 million, or $0.13 per diluted share for the second quarter compared to a net loss of $0.4 million or $0.02 per diluted share for the prior year period. The net loss for the quarter ended July 1, 2007 includes legal and other expenses related to the Dana bankruptcy, which approximated $1.2 million before tax and $0.7 million, net of taxes or $0.04 per diluted share. Sypris' Board of Directors also declared a regular quarterly cash dividend of $0.03 (three cents) per share. The dividend is unchanged from the previous quarterly dividend and will be payable on October 10, 2007 to shareholders of record as of September 21, 2007. Sypris Solutions currently has 19.1 million shares outstanding.

    For the six months ended July 1, 2007, the Company reported revenue of $227.7 million compared to $262.2 million for the prior year period and a net loss of $2.5 million, or $0.14 per diluted share compared to net income of $0.4 million, or $0.02 per diluted share for the same period in 2006. The net loss for the six months ended July 1, 2007 includes legal and travel costs related to the Dana bankruptcy, which approximated $1.5 million before tax and $0.9 million, net of taxes or $0.05 per diluted share.

    "The Company's financial results were in line with our expectations for the second quarter of 2007," said Jeffrey T. Gill, president and chief executive officer. "The cyclical downturn in demand for commercial vehicles impacted the Company's top line, but the implementation of cost containment measures, combined with better pricing, and higher than forecasted sales from our Industrial and Test & Measurement businesses, helped to mitigate the impact despite the lower volumes."

    Gill continued, "We expect revenue to be lower during the third quarter of this year in line with the cycle for commercial vehicle production. However, an 8% increase in second quarter orders provides important momentum moving into the second half of the year for our Electronics Group, while the recently announced settlement agreement with Dana, if approved by the bankruptcy court this August, is expected to have a further positive impact on the Company's financial outlook for the second half of 2007."

    The Industrial Group

    Revenue for our Industrial Group was $73.5 million in the second quarter compared to $98.5 million for the prior year period, as a result of the forecasted decline in commercial vehicle production. Gross profit for the quarter decreased to $3.7 million from $4.5 million for the same period in 2006, as a result of lower volumes and increased benefit costs.

    The Electronics Group

    Revenue for our Electronics Group increased 27% to $42.8 million in the second quarter compared to $33.8 million in the prior year period, and increased $10.5 million, or 32% sequentially from the first quarter. Gross profit for the quarter was $4.0 million compared to $5.9 million for the same period in 2006, reflecting an unfavorable mix of product shipments under certain classified programs with the U.S. Government and delay in the award of a follow-on contract.

    Revenue for the Aerospace & Defense segment increased 34% to $29.4 million in the second quarter compared to $21.9 million for the prior year period. Revenue for the Test & Measurement segment increased 13% to $13.4 million compared to $11.9 million for the prior year period. Gross profit for the Aerospace & Defense segment was $0.8 million compared to $3.3 million for the prior year period, primarily due to the delay in the award of a follow-on contract for a government program combined with some delay in cost reduction efforts for the same program. Gross profit for the Test & Measurement segment increased 22% to $3.2 million from $2.6 million in the prior year period due to increased revenue.

    Outlook

    "As a result of the Company's first half performance (and excluding the potential impact of the Dana Settlement), we have revised our revenue guidance upward for the full year, while prior guidance remains unchanged for loss per share and free cash flow. This latest outlook largely recognizes the revenue upside from the first two quarters, but does not assume a change in our outlook for the balance of the year at this time. Consequently, revenue for 2007 is now forecast to be in the range of $435 to $445 million, up from the previous guidance of $420 to $430 million, while the outlook for earnings for the full year remains unchanged at a loss of $0.30 to $0.35 per diluted share. We continue to expect free cash flow to be in the range of $10.0 to $15.0 million, as a result of necessary working capital investments related to the previously announced restructuring program in our Industrial Group."

    "Looking forward to the third quarter of 2007, we expect revenue to be in the range of $105 to $110 million compared to $126 million for the prior year period. Losses for the third quarter are forecast to be in the range of $0.08 to $0.11 per diluted share compared to $0.04 per diluted share for the prior year period."

    Gill added, "As previously announced in our July 24, 2007 press release, Sypris Technologies, Inc., a wholly-owned subsidiary of Sypris Solutions, Inc., reported that it has entered into a comprehensive settlement agreement with Dana Corporation to resolve all outstanding disputes and enter into a new long-term supply contract. Dana, which is currently under the protection of the United States Bankruptcy Court, has filed a motion for an order approving the settlement agreement with the court in the Southern District of New York. The motion has yet to be heard by the court and accordingly, our current outlook excludes any impact of the $89.9 million general unsecured claim (Dana Settlement). Additionally, we expect that a significant portion of the Dana Settlement will be deferred as required under Staff Accounting Bulletin No. 104, Revenue Recognition, but will look to update our guidance in a separate analyst call on Monday, August 27, 2007 at 9:00 A.M. eastern standard time. We remain cautiously optimistic regarding approval and are pleased with the pending agreements."

    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    Each "forward-looking statement" herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: the power of the Bankruptcy Court to approve or disapprove the proposed order and allowed claim; cost and availability of raw materials such as steel, components, freight, natural gas or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new or next generation programs; stability and predictability of our costs and margins or our customers' forecasts, financial conditions, late payments, low-margin product mix, market shares, changing product requirements or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, cyclical or other downturns, adverse impacts of new technologies or other competitive pressures which erode our margins; cost, efficiency and yield of our operations including capital investments, working capital, scrap rates, cycle times, injuries, self-insured risks, wages, freight, production schedules, overtime costs, expediting costs or scrap rates; failure to make strategic acquisitions or to integrate and improve results of acquired businesses or to identify and adequately insure environmental or other risks in due diligence; inventory valuation risks due to obsolescence, shrinkage, theft, price, overstocking or underbilling; changes in government funded or other customer programs; reliance on major customers or suppliers, especially in the automotive sector where bankruptcies or other restructurings could result in the rejection or modification of our contracts; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of management or other key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance due to poor operating or financial results, new business risks, credit ratings, debt covenant violations, contract claims, insurance conditions or regulatory developments; impairments or write-offs of goodwill or fixed assets; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; costs of compliance with auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.




                        SYPRIS SOLUTIONS, INC.
                         Financial Highlights
               (In thousands, except per share amounts)

                                               Three Months Ended
                                           ---------------------------

                                           July 1, 2007  June 30, 2006
                                           ------------- -------------
                                                   (Unaudited)

Revenue                                         $116,247      $132,233
Net loss                                        $(2,301)        $(444)
Loss per common share:
   Basic                                         $(0.13)       $(0.02)
   Diluted                                       $(0.13)       $(0.02)
Weighted average shares outstanding:
   Basic                                          18,169        18,065
   Diluted                                        18,169        18,065

                                                Six Months Ended
                                           ---------------------------

                                           July 1, 2007  June 30, 2006
                                           ------------- -------------
                                                   (Unaudited)

Revenue                                         $227,686      $262,228
Net (loss) income                               $(2,546)          $412
(Loss) earnings per common share:
   Basic                                         $(0.14)         $0.02
   Diluted                                       $(0.14)         $0.02
Weighted average shares outstanding:
   Basic                                          18,138        18,055
   Diluted                                        18,138        18,237






                        Sypris Solutions, Inc.
                Consolidated Statements of Operations
              (in thousands, except for per share data)

                              Three Months Ended    Six Months Ended
                              ------------------- --------------------

                               July 1,  June 30,   July 1,   June 30,
                                2007      2006       2007      2006
                              --------- --------- ---------- ---------
                                  (Unaudited)         (Unaudited)
Net revenue:
  Industrial Group              $73,472   $98,454   $152,591  $190,952
    Aerospace & Defense          29,380    21,917     49,051    47,927
    Test & Measurement           13,395    11,862     26,044    23,349
                              --------- --------- ---------- ---------
  Electronics Group              42,775    33,779     75,095    71,276
                              --------- --------- ---------- ---------
    Total net revenue           116,247   132,233    227,686   262,228
Cost of sales:
  Industrial Group               69,723    93,963    143,522   180,513
    Aerospace & Defense          28,603    18,570     45,119    40,626
    Test & Measurement           10,220     9,266     19,337    18,038
                              --------- --------- ---------- ---------
  Electronics Group              38,823    27,836     64,456    58,664
                              --------- --------- ---------- ---------
    Total cost of sales         108,546   121,799    207,978   239,177
Gross profit:
  Industrial Group                3,749     4,491      9,069    10,439
    Aerospace & Defense             777     3,347      3,932     7,301
    Test & Measurement            3,175     2,596      6,707     5,311
                              --------- --------- ---------- ---------
  Electronics Group               3,952     5,943     10,639    12,612
                              --------- --------- ---------- ---------
    Total gross profit            7,701    10,434     19,708    23,051
Selling, general and
 administrative                   8,775     9,376     19,371    18,874
Research and development            714       371      1,393       704
Amortization of intangible
 assets                             164       158        328       317
Non-recurring items               1,248       256      1,554       677
                              --------- --------- ---------- ---------
    Operating (loss) income     (3,200)       273    (2,938)     2,479
Interest expense, net               914     1,083      1,633     2,242
Other expense (income), net          61       (8)         41     (258)
                              --------- --------- ---------- ---------
    (Loss) income before
     income taxes               (4,175)     (802)    (4,612)       495
Income tax (benefit) expense    (1,874)     (358)    (2,066)        83
                              --------- --------- ---------- ---------
    Net (loss) income          $(2,301)    $(444)   $(2,546)      $412
                              ========= ========= ========== =========
(Loss) earnings per common
 share:
    Basic                       $(0.13)   $(0.02)    $(0.14)     $0.02
    Diluted                     $(0.13)   $(0.02)    $(0.14)     $0.02
Dividends declared per common
 share                            $0.03     $0.03      $0.06     $0.06
Weighted average shares
 outstanding:
    Basic                        18,169    18,065     18,138    18,055
    Diluted                      18,169    18,065     18,138    18,237






                        Sypris Solutions, Inc.
                     Consolidated Balance Sheets
                (in thousands, except for share data)

                                               July 1,    December 31,
                                                 2007         2006
                                             ------------ ------------
                                             (Unaudited)     (Note)
                   ASSETS
Current assets:
   Cash and cash equivalents                      $19,398      $32,400
   Restricted cash                                    883        1,002
   Accounts receivable, net                        60,974       59,876
   Inventory, net                                  80,570       74,146
   Other current assets                            32,503       34,014
                                             ------------ ------------
      Total current assets                        194,328      201,438
Property, plant and equipment, net                145,309      155,341
Goodwill                                           14,277       14,277
Other assets                                        8,344        7,977
                                             ------------ ------------
      Total assets                               $362,258     $379,033
                                             ============ ============
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                               $73,130      $76,291
   Accrued liabilities                             20,468       19,430
   Current portion of long-term debt                   --        5,000
                                             ------------ ------------
      Total current liabilities                    93,598      100,721
Long-term debt                                     48,000       55,000
Other liabilities                                  13,286       13,426
                                             ------------ ------------
      Total liabilities                           154,884      169,147
Stockholders' equity:
   Preferred stock, par value $0.01 per
    share, 975,150 shares authorized; no
    shares issued                                      --           --
   Series A preferred stock, par value $0.01
    per share, 24,850 shares authorized; no
    shares issued                                      --           --
   Common stock, non-voting, par value $0.01
    per share, 10,000,000 shares authorized;
    no shares issued                                   --           --
   Common stock, par value $0.01 per share,
    30,000,000 shares authorized; 19,179,117
    shares issued and 19,136,105 outstanding
    in 2007 and 18,342,243 shares issued and
    18,338,484 outstanding in 2006                    191          183
Additional paid-in capital                        145,011      143,537
Retained earnings                                  66,130       69,816
Accumulated other comprehensive loss              (3,762)      (3,634)
Treasury stock, 43,012 and 3,759 shares in
 2007 and 2006, respectively                        (196)         (16)
                                             ------------ ------------
      Total stockholders' equity                  207,374      209,886
                                             ------------ ------------
      Total liabilities and stockholders'
       equity                                    $362,258     $379,033
                                             ============ ============

Note: The balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.





                        Sypris Solutions, Inc.
                  Consolidated Cash Flow Statements
                            (in thousands)

                                                   Six Months Ended
                                                 ---------------------

                                                  July 1,    June 30,
                                                    2007       2006
                                                 ---------- ----------
                                                      (Unaudited)
Cash flows from operating activities:
   Net (loss) income                               $(2,546)       $412

     Adjustments to reconcile net (loss) income
      to net cash provided by operating
      activities:
     Depreciation and amortization                   14,254     13,678
     Noncash compensation expense                       462        448
     Other noncash items                                 27    (1,520)
     Changes in operating assets and
      liabilities:
        Accounts receivable                           (831)    (1,814)
        Inventory                                   (1,843)      6,161
        Other current assets                        (3,328)    (3,448)
        Accounts payable                            (3,258)     15,827
        Accrued liabilities                           1,492      (156)
                                                 ---------- ----------

           Net cash provided by operating
            activities                                4,429     29,588

Cash flows from investing activities:
   Capital expenditures                             (3,612)    (4,903)
   Proceeds from sale of assets                          22         57
   Changes in nonoperating assets and
    liabilities                                       (891)        431
                                                 ---------- ----------

           Net cash used in investing activities    (4,481)    (4,415)

Cash flows from financing activities:
   Net change in debt under revolving credit
    agreements                                       13,000   (10,000)
   Payments on Senior Notes                        (25,000)         --
   Cash dividends paid                              (1,117)    (1,094)
   Proceeds from issuance of common stock               167        209
                                                 ---------- ----------

           Net cash used in financing activities   (12,950)   (10,885)
                                                 ---------- ----------

Net (decrease) increase in cash and cash
 equivalents                                       (13,002)     14,288
Cash and cash equivalents at beginning of period     32,400     12,060
                                                 ---------- ----------
Cash and cash equivalents at end of period          $19,398    $26,348
                                                 ========== ==========



    CONTACT: Sypris Solutions, Inc.
             T. Scott Hatton, Chief Financial Officer, 502-329-2000